Exhibit 99.1

ESAB Corporation to Acquire Eddyfi Technologies, Creating an Unrivaled Provider of Complete Workflow Solutions

North Bethesda, MD. — (BUSINESS WIRE) — ESAB Corporation (“ESAB” or the “Company”) (NYSE: ESAB), a focused premier industrial compounder, today announced that it has signed a definitive agreement to acquire Eddyfi Technologies (“Eddyfi”), a global leader in advanced inspection and monitoring technologies, for $1.45 billion.

Eddyfi is expected to generate approximately $270 million of revenue and $80 million of adjusted EBITDA in 2026 or $100 million with expected annualized run-rate synergies. The acquisition is expected to be funded with a combination of cash on hand, debt and $318 million of fully committed equity. The transaction is expected to close in mid-2026, subject to customary closing conditions and regulatory approvals. As part of the transaction, ESAB has made firm commitments to maintain Eddyfi's workforce and head office in Quebec City.

“This acquisition is a pivotal step that strengthens ESAB and sets the course for our next phase of growth. We are thrilled to welcome Eddyfi into the ESAB family,” said Shyam P. Kambeyanda, President and Chief Executive Officer of ESAB Corporation.

“With the addition of Eddyfi, ESAB becomes the unrivaled provider of a full workflow solution spanning fabrication, inspection and monitoring. This new complete offering will contribute to ESAB’s position in the industry as a partner of choice for our global customers, where quality, productivity and uptime are non-negotiable,” Kambeyanda continued.

“This acquisition further expands ESAB’s total addressable market by approximately $5 billion and accelerates our journey toward a portfolio that is faster growing, higher margin and less cyclical. The combination also strengthens our exposure to attractive, high-growth end markets including Aerospace and Defense, Nuclear, Energy and Civil Infrastructure.”

“Eddyfi is expected to deliver high-single-digit organic growth with gross margins exceeding 65%. As we integrate the business and deploy the ESAB Business Excellence System (EBXai), we anticipate unlocking $20 million of synergies and additional operational and commercial benefits. This acquisition is fully aligned with our disciplined capital allocation framework and our commitment to long-term shareholder value creation,” Kambeyanda concluded.

“Joining forces with ESAB marks an exciting new chapter for our team. ESAB brings the scale, resources and long-term commitment needed to support our people, strengthen our impact with customers and honour the legacy we have built. This is far from being the end of our story. It is the beginning of a new chapter defined by growth, pride and renewed momentum,” said Martin Thériault, Chairman and Founder of Eddyfi Technologies.

Following the transaction, ESAB expects a net leverage ratio of less than 3.0x by year end.

Preliminary Fourth Quarter and Full Year 2025 Results

For the fourth quarter 2025, ESAB expects to report:

●	Revenue in the range of $720 million to $722 million and Core revenue in the range of $687 million to $689 million

●	Operating Income in the range of $86 million to $88 million and Core aEBITDA in the range of $139 million to $141 million

●	Diluted EPS from continuing operations in the range of $0.81 to $0.83 and Core diluted aEPS in the range of $1.34 to $1.36

For the full year 2025, ESAB expects to report:

●	Revenue in the range of $2,842 million to $2,844 million and Core revenue in the range of $2,700 million to $2,702 million

●	Operating Income in the range of $411 million to $413 million and Core aEBITDA in the range of $539 million to $541 million

●	Diluted EPS from continuing operations in the range of $4.08 to $4.10 and Core aEPS in the range of $5.25 to $5.27

Preliminary 2026 Outlook(1)

●	Core revenue in the range of $2,850 million to $2,950 million

●	Core aEBITDA in the range of $575 million to $595 million

●	Core aEPS in the range of $5.70-$5.90

Financial results for the fourth quarter and full year ended December 31, 2025 are preliminary, based solely upon management estimates and currently available information, without audit. There can be no assurance that our final results for the quarter ended December 31, 2025 will be consistent with these estimates, and any difference could be material. These estimates are neither guarantees of actual performance nor guarantees of, or indicative of, future performance. You should exercise caution in relying on these estimates and you should not draw any inferences from these estimates regarding financial and/or other data not provided or available.

About ESAB

Founded in 1904, ESAB is a focused premier industrial compounder. The Company’s rich history of innovative products, workflow solutions and EBXai, enables its purpose of Shaping the world we imagineTM. ESAB is based in North Bethesda, Maryland and employs approximately 10,300 associates and serves customers in approximately 150 countries. To learn more, visit www.ESABcorporation.com.

About Eddyfi

Eddyfi is a global leader in advanced non-destructive testing instrumentation, providing inspection technologies to assess structural integrity of critical assets. Eddyfi offers a broad and integrated range of capabilities, including test and measurement instrumentation, advanced sensing, automated remote monitoring, robotics and software across key industries such as nuclear power generation, aerospace, defense, civil infrastructure, oil and gas, transportation and more. Headquartered in Québec (Canada), with a global footprint, world class R&D capabilities and deep domain expertise, Eddyfi serves customers in more than 110 countries and empowers them to enhance safety and productivity, protect the environment and save lives. Eddyfi employs more than 1,000 people.

Conference Call and Webcast

The Company will hold a conference call to discuss the acquisition of Eddyfi beginning at 8:00 a.m. Eastern on Monday, February 2, 2026, which will be open to the public by calling +1-888-550-5302 (U.S. callers) and +1-646-960-0685 (International callers) and referencing the conference ID number 4669992 and through webcast via ESAB’s website www.ESABcorporation.com under the “Investors” section. Access to a supplemental slide presentation can also be found on ESAB’s website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later.

(1)	Preliminary 2026 Outlook does not include Eddyfi.

Non-GAAP Financial Measures and Other Adjustments

ESAB has provided in this press release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”). ESAB presents some of these non-GAAP financial measures including and excluding Russia due to economic and political volatility caused by the war in Ukraine, which results in enhanced investor interest in this information. Core non-GAAP financial measures excludes Russia for the three months and year ended December 31, 2025. These non-GAAP financial measures may include one or more of the following: adjusted net income from continuing operations, Core adjusted net income from continuing operations, adjusted EBITDA (earnings before interest, taxes, Restructuring and other related charges, acquisition transaction, due diligence and integration expenses, amortization of intangibles and fair value charges on acquired inventories and depreciation and other amortization), Core net sales and Core adjusted EBITDA.

Adjusted net income per diluted share from continuing operations is a calculation of adjusted net income from continuing operations, which is Net income from continuing operations attributable to ESAB Corporation, excluding Restructuring and other related charges, acquisition transaction, due diligence and integration expenses and amortization of intangibles and fair value charges on acquired inventories plus discrete tax charges or gains in each period and including the tax effect of non-GAAP adjusting items at applicable tax rates, over the weighted-average diluted shares outstanding. ESAB also presents Core adjusted net income per share - diluted from continuing operations, which is subject to the same adjustments as Adjusted net income per diluted share from continuing operations, further removing the impact of Russia for the three months and year ended December 31, 2025.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning the acquisition of Eddyfi, future results and leverage after the acquisition and funding of the acquisition, the Company’s plans, goals, objectives, outlook, expectations, and intentions, and other statements that are not historical or current fact. Forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

Please refer to the Company’s previous earnings releases and investor materials for the definitions of the non-GAAP and other financial measures referenced in this press release.

Investor Relations Contact:

Mark Barbalato

Vice President, Investor Relations

E-mail: investorrelations@esab.com

Phone: 1-301-323-9098

Media Contact:

Tilea Coleman

Vice President, Corporate Communications

E-mail: mediarelations@esab.com

Phone: 1-301-323-9092

ESAB CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Dollars in millions, except per share data

(Unaudited)

	Three Months Ended December 31, 2025(1)	Year Ended December 31, 2025(1)
Net sales (GAAP)	$720 - $722	$2,842 - $2,844
Russia net sales(6)	(33)	(142)
Core net sales (non-GAAP)	$687 - $689	$2,700 - $2,702

Operating income (GAAP)	$86 - $88	$411 - $413
Adjusted to add:
Restructuring and other related charges(2)	18	28
Acquisition - amortization and other related charges(3)	24	72
Depreciation and other amortization	14	48
Adjusted EBITDA (non-GAAP)	142 - 144	559 - 561
Adjusted EBITDA attributable to Russia (non-GAAP)(6)	(3)	(20)
Core adjusted EBITDA (non-GAAP)	$139 - $141	$539 - $541

Adjusted Net Income Per Share
Net income per share – diluted from continuing operations (GAAP)	$0.81 - $0.83	$4.08 - $4.10
Restructuring and other related charges – pretax(2)	0.29	0.45
Acquisition - amortization and other related charges – pretax(3)	0.40	1.18
Tax effect on above items(4)	(0.21)	(0.41)
Discrete tax adjustments(5)	0.06	0.10
Adjusted net income per share – diluted from continuing operations (non-GAAP)	1.35 - 1.37	5.39 - 5.41
Adjusted net income per share – diluted from continuing operations attributable to Russia (non-GAAP)(6)	(0.01)	(0.14)
Core adjusted net income per share – diluted from continuing operations (non-GAAP)	$1.34 - $1.36	$5.25 - $5.27

(1)	Numbers may not sum due to rounding.
(2)	Includes severance and other termination benefits, including outplacement services, as well as the cost of relocating associates, relocating equipment, lease termination expenses, impairment of long-lived assets and other costs in connection with the closure and optimization of facilities and product lines.
(3)	Includes transaction, diligence and integration expenses totaling $11.2 million and $31.5 million for the three months and year ended December 31, 2025, respectively and amortization of intangibles and fair value charges on acquired inventories totaling $13.2 million and $40.5 million for the three months and year ended December 31, 2025, respectively.
(4)	This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. ESAB estimates the tax effect of each adjustment by applying ESAB’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
(5)	During 2025, discrete adjustments relate to a tax law change in a foreign jurisdiction.
(6)	Represents Russia contribution for the three months and year ended December 31, 2025.

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